Exhibit 99.1

Contact:	Andrew Plenge Investor Relations 312-394-2345 Nick Alexopulos Corporate Communications nicholas.alexopulos@exeloncorp.com	for immediate release

Exelon COMPLETES SEPARATION OF CONSTELLATION, Moving forward as nation’s premier transmission and distribution utility company

CHICAGO (February 2, 2022) — Exelon Corp. (Nasdaq: EXC) today announced it has completed the separation of Constellation Energy Corp., Exelon’s former power generation and competitive energy business. Exelon’s transmission and distribution utility business will continue to be called Exelon and trade on Nasdaq under the ticker symbol "EXC." Constellation has begun “regular way” trading on the Nasdaq Global Select Market today under the symbol “CEG.”

Exelon is the nation’s largest utility company, serving more than 10 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric (ACE), Baltimore Gas and Electric (BGE), Commonwealth Edison (ComEd), Delmarva Power & Light (DPL), PECO Energy Company (PECO), and Potomac Electric Power Company (Pepco).

“Today is an important milestone in Exelon’s history. With the successful completion of our separation, we step forward in a strong position to serve customer needs, drive growth and social equity in the communities we serve, and deliver sustainable value as our industry continues to evolve,” said Christopher M. Crane, president and CEO of Exelon. “As we look to the future, we will advance our core business strategies to meet unique customer and community priorities. We will continue to invest in and modernize the grid for safe, clean and affordable energy choices, a world-class customer experience and more equitable communities. I extend my thanks to the Exelon and Constellation teams for their focus and hard work throughout the separation process. I look forward to the value the new Exelon will deliver as the premier transmission and distribution utility company in the country.”

Exelon operates across a large, mainly urban, service area in Delaware, the District of Columbia, Illinois, Maryland, New Jersey and Pennsylvania. The company’s commitment to the communities it serves goes well beyond energy delivery, focusing on reliability, affordability, efficiency, workforce development, equity, environmental sustainability, and economic development. In 2021, Exelon announced its Path to Clean commitment to cut operations-driven emissions by 50 percent or more by 2030 and achieve net-zero by 2050. It will also support customers in reducing their emissions through a range of offerings, including electric vehicle expansion, energy efficiency improvements, and wider adoption of renewable energy.

Exelon is recognized as an industry leader with best-in-class operations, with utilities achieving top quartile or better performance in customer satisfaction, reduced outage frequency, and faster service restoration. This strong record of reliability and customer satisfaction is reinforced by substantial infrastructure investments across the fleet.

To assist customers with affordability, the Exelon utilities connect customers to financial energy assistance, totaling more than $450 million in 2021. Average rates in the Exelon utilities’ urban service areas are 16 percent below those of the largest U.S. metro cities, and customers’ electricity bills as a percentage of median income are below the U.S. average as well.

To provide additional support to those in need, Exelon and its foundation donate millions of dollars annually to nonprofits throughout our service territory. The company’s employees give their time and money to make communities stronger and brighter, in recent years volunteering an average of more than 100,000 hours with local nonprofits and personally donating more than $5 million to local charities through the Employee Giving Campaign and Matching Gifts programs.

Exelon remains a member of the Billion Dollar Roundtable, supporting minority-owned vendors, and recently launched the Exelon Racial Equity Capital Fund, a $36 million economic development initiative created to expand access for minority-owned businesses in its service territories to capital, enabling them to drive growth and create job opportunities in under-resourced communities.

In line with the creation of two new and separate companies, Exelon has launched a new brandmark.

Although some things have changed, Exelon’s purpose remains the same: Powering a cleaner and brighter future for customers and communities.

Exelon is headquartered in Chicago, Illinois, with more than 18,000 employees across its operating companies.

As previously announced, Exelon shareholders will retain their current shares of Exelon stock. In connection with the separation, Exelon shareholders today received one share of Constellation common stock for every three shares of Exelon common stock held at the close of business on January 20, 2022, the record date for the distribution. This transaction is tax-free to Exelon and its shareholders for U.S. federal income tax purposes.

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About Exelon

Exelon (Nasdaq: EXC) is a Fortune 200 company and the nation’s largest utility company, serving more than 10 million customers through six fully regulated transmission and distribution utilities — Atlantic City Electric (ACE), Baltimore Gas and Electric (BGE), Commonwealth Edison (ComEd), Delmarva Power & Light (DPL), PECO Energy Company (PECO), and Potomac Electric Power Company (Pepco). More than 18,000 Exelon employees dedicate their time and expertise to supporting our communities through reliable, affordable and efficient energy delivery, workforce development, equity, economic development and volunteerism. Follow Exelon on Twitter @Exelon.

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